Encision Reports First Fiscal Quarter Results

Boulder, Colorado, July 31, 2007 -- Encision Inc. (Amex: ECI), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its first fiscal quarter ended June 30, 2007.

Net sales for the first quarter of fiscal year 2008, the three months period ended June 30, 2007, totaled $2.66 million, representing a 3% decrease over net sales of $2.75 million for the prior fiscal year’s first quarter. The Company recorded a net loss of $295 thousand or $.05 per share for the first quarter of fiscal year 2008 compared to net income of $104 thousand or $.02 per share for the first quarter of fiscal year 2007. Gross profit margin for the first quarter of fiscal year 2008 was 61% as compared to 62% for the first quarter of fiscal year 2007.

“While sales of our disposable products were up 8% for this fiscal year’s first quarter over our prior fiscal year’s first quarter, ordering patterns of replacement orders for our reusable instruments from hospitals varied dramatically,” said Jack Serino, President and CEO of Encision Inc. “We look forward to the market release of additional disposable products in the autumn that should help smooth out these variations and provide an improved sales stream.”

“Starting in the second half of the last fiscal year ended March 31, 2007, we began a program to increase sales employees and engineering projects that we anticipate will increase sales growth. These increased expenses in the current fiscal year’s first quarter over the prior fiscal year’s first quarter primarily contributed to our loss in the first quarter of fiscal year 2008.”

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission.

CONTACT:	Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

ENCISION INC.
Condensed Statements of Operations
(Amounts in thousands, except per share information)

	(Unaudited) Three Months Ended
	June 30, 2007	June 30, 2006

Net sales	$2,659	$2,754
Cost of sales	1,031	1,048
Gross profit	1,628	1,706
Operating expenses	1,916	1,609
Operating income (loss)	(288)	97
Other income (expense)	(7)	7
Net income (loss)	$(295)	$104
Basis/diluted net income (loss) per share	$(0.05)	$0.02

ENCISION INC.
Condensed Balance Sheets
(Amounts in thousands)

	(Unaudited) June 30, 2007	(Audited) March 31, 2007
Cash and cash equivalents	$88	$436
Current assets	3,286	3,637
Total assets	4,243	4,388
Current liabilities	1,562	1,464
Shareholders’ equity	2,681	2,923
Total liabilities and shareholders’ equity	$4,243	$4,388

SOURCE Encision Inc.